UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 7, 2008

NATCO Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15603	22-2906892
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

11210 Equity Drive
Houston, Texas		77041
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 849-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Principal Financial Officer

NATCO Group Inc. has announced that Bradley P. Farnsworth plans to resign his position of Senior Vice President and Chief Financial Officer of the Company effective March 31, 2009. On January 7, 2009, the Board of Directors of NATCO Group Inc. approved the promotion of C. Andrew Smith to Senior Vice President – Finance. It is expected that Mr. Smith will assume the additional duties of Chief Financial Officer upon Mr. Farnsworth’s retirement.

Mr. Smith, age 38, joined NATCO in June 2000 and was most recently Vice President – Finance with primary responsibility for all finance, tax, M&A and corporate development activities, investor relations and risk management. Mr. Smith earned a Bachelor of Arts degree in Business Administration from the University of Houston in 1994 and is a certified public accountant. There is no family relationship between Mr. Smith and any of the Company's executive officers or directors.

Mr. Smith’s annual base salary is $235,000, and he is eligible to receive a target annual incentive bonus of 50% of his annual salary pursuant to the terms and conditions of the Company's bonus plan.

On January 7, 2009, Mr. Smith received a grant of 10,000 restricted shares of the Company’s common stock and options to purchase 15,000 shares of the Company’s common stock under the Company’s long-term incentive compensation plans. The restricted stock awards provide for restrictions to lapse on the third anniversary of the date of grant, subject to Mr. Smith's continuous employment with the Company or a subsidiary from the date of grant to the date restrictions lapse. Restrictions may lapse earlier as a result of a change in control. The option grants have seven-year terms and vest in one-third installments on the first, second and third anniversaries of the date of grant, subject to Mr. Smith's continuous employment with the Company or a subsidiary from the date of grant to the date of vesting. Options may vest earlier in the event of a change in control. The options granted to Mr. Smith have an exercise price of $15.365, which is the average of the high and low trading prices on the New York Stock Exchange on the grant date. A form of agreement for each type of award has previously been filed as an exhibit to the Company’s current report on form 8-K dated June 6, 2007, and is incorporated by reference.

Mr. Smith and the Company entered into a Senior Management Change in Control and Severance Agreement (the “CIC Agreement”) in August 2006. The form of the CIC Agreement has previously been described in “Executive Compensation – Executive Arrangements for Certain Named Executive Officers” in the Company’s definitive proxy statement as filed with the Commission on March 26, 2008, and such description is incorporated by reference.

A press release issued by the Company in connection with the announcement of Mr. Farnsworth's resignation and Mr. Smith’s promotion is filed with this report as Exhibit 99.1.

2009 Bonus Award

NATCO Group Inc. awards annual cash bonus incentive opportunities under its annual bonus plans to senior executives and other key employees. The amount of an executive’s bonus opportunity, which is expressed as a percentage of base salary in effect at the beginning of the year, depends primarily on that individual’s position and responsibilities. The range of these percentages for our senior executive officers is from 50% to 100%.

On January 7, 2009, the Board of Directors determined the parameters for bonus payouts to senior executives and other key employees for 2009, which parameters are generally consistent with those used in our prior annual bonus plans. The plan is designed to unify management’s efforts by using consolidated results as the primary measure of performance while recognizing segment results, business unit results and individual contribution in determining final awards. For our CEO, COO and CFO, 70% of the bonus will be based on NATCO’s corporate financial performance (50% based on EBITDA and 20% based on return on capital employed) and 30% will be based on corporate general and administrative performance. For our executive and senior vice presidents, 40% of the bonus will be based on NATCO’s corporate financial performance (30% based on EBITDA and 10% based on return on capital employed), and 60% will be based on segment performance (20% based on segment EBITDA, 20% based on segment gross margin delivered, and 20% based on segment combined bookings). The actual incentive award will be adjusted by an individual performance factor ranging from 0 to 1.5, based upon an evaluation of achievement of specific individual or group performance goals. No individual bonus award can exceed 2.0 times such individual’s base salary at January 1, 2009.

The 2009 target bonuses for our named executive officers are as follows:

		2009 Target Bonus
Name	Position	Opportunity

John U. Clarke	Chief Executive Officer	100%
Patrick M. McCarthy	President & Chief Operating Officer	70%
C. Frank Smith	Executive Vice President – Standard &	60%
	Traditional
Robert A. Curcio	Executive Vice President – Integrated	60%
	Engineered Solutions
Bradley P. Farnsworth	Senior Vice President and Chief	50%
Financial Officer

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

99.1 Press Release dated January 8, 2009.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2008

NATCO Group Inc.

By:	/s/ John U. Clarke

John U. Clarke
Chairman & Chief Executive Officer